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                                                                      Exhibit 11
                                                                      ----------


                               TELXON CORPORATION

                    COMPUTATION OF COMMON SHARES OUTSTANDING
                             AND EARNINGS PER SHARE

                 (Dollars in Thousands Except Per Share Amounts)


                                                   1997        1996       1995
                                                 --------   --------    --------

Net (loss) income applicable to common
  shares                                         $ (7,059)   $ 16,521   $  9,018
                                                 ========    ========   ========

Weighted average common shares outstand-
  ing for the year                                 16,062      16,490     15,909
                                                 ========    ========   ========

(Loss) earnings per common share:
      On the weighted average common
        shares outstanding for the year*         $   (.44)   $   1.00   $    .57



* This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 5-3/4% Convertible Subordinated Notes and 7-1/2% Convertible Debentures were omitted from the fully diluted calculation due to their anti-dilutive effect.